Exhibit 10.141

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

ALLIANCE AGREEMENT

This Alliance Agreement ("Agreement") is made as of May 16, 2006 (the "Effective Date") by and between Samsung Electronics Co., Ltd., a Korean corporation, having a place of business at 416 Maetan 3-Dong, Paldal-Gu, Suwon City, Gyunggi Do, Korea ("Samsung") and MTI MicroFuel Cells Inc., a Delaware corporation, having its corporate offices at 431 New Karner Road, Albany, New York, USA ("MTI"). Samsung and MTI are each referred to herein by name or, individually, as a "Party" or, collectively, as "Parties".

BACKGROUND

  MTI owns certain proprietary technology related to micro-fuel cell systems which have potential function in a wide variety of applications including in mobile phone products;

  Among other things, Samsung is in the business of developing and commercializing mobile phones;

  The Parties desire to evaluate MTI's micro-fuel cell technology for use with Samsung mobile phones and mobile phone-specific accessories;

  The intention of both parties upon successful completion of this Agreement is to negotiate and enter into a separate product commercialization agreement on mutually agreeable terms and conditions, all as set forth in more detail below.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained below, the Parties hereto agree as follows:

AGREEMENT

  DEFINITIONS

  As used in this Agreement, the following capitalized terms shall have the meanings indicated:

    "Affiliate" means any entity that is directly or indirectly controlled by, under common control with or that controls the subject party. For purposes of this definition control means direct or indirect ownership of or the right to exercise (a) greater than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of the subject entity; or (b) greater than (50%) of the ownership interest representing the right to make the decisions for the subject entity.

    "DMFC Prototype" means, individually, each direct methanol fuel cell system prototype developed by MTI and delivered to Samsung hereunder, including each Proof of Concept Prototype and each Industrial Design Prototype.

    "Evaluation Studies" means those testing and evaluation activities to be carried out by Samsung on the DMFC Prototypes as described on Exhibit B. The Parties acknowledge that as of the Effective Date that Exhibit B has not been finalized, and agree to use diligent and good faith efforts to complete Exhibit B within sixty (60) days of the Effective Date.

    "Field" means the research, development, manufacture or commercialization of (i) a fuel cell to power any mobile phone or mobile phone-specific accessory and/or (ii) any mobile phone or mobile phone-specific accessory powered by a fuel cell. For purposes of this definition and this Agreement, "fuel cell" means any device that produces electricity from the electrochemical conversion of hydrogen or carbonaceous fuels, and "mobile phone" has the meaning as ascribed on http://www.samsung.com/Products/index.htm.

    "Industrial Design Prototype" means each DMFC Prototype meeting the Industrial Design Prototype Specifications set forth on Exhibit A.

    "Law" means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority including, but not limited to WEEE and RoHS, in each case to the extent applicable to the activities hereunder.

    "Proof of Concept Prototype" means each DMFC Prototype meeting the Proof of Concept Prototype Specifications set forth on Exhibit A.

    "Program Technology" means any and all Technology (including all Patent Rights therein) arising from each Party's performance of activities hereunder. For purposes of this definition, "Technology" means any and all technology or technical information, including data, inventions (whether or not patented or patentable), knowledge, ideas, developments, invention disclosures, designs, processes, methods, techniques, materials, instructions, formulas, compositions, chemistries, algorithms, know-how, research, modifications, software, drawings, equipment, protocols, configuration and process information, specifications, models, works of authorship, improvements, and any other technical subject matter; and "Patent Rights" means any and all rights under any of the following, whether existing now or in the future: (i) any domestic, international or foreign patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; and (ii) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application.

    "Specifications" means the applicable functional and dimensional specifications for the corresponding DMFC Prototype as set forth on Exhibit A (as may be modified by mutual written agreement of the Parties).

    "Third Party" means any Person other than a Party or its Affiliates. For purposes of this definition, "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

    Additional Definitions.

  Each of the following definitions shall have the meanings defined in the corresponding sections of this Agreement indicated below:

Definition	Section
Confidential Information	Section 7.1
Deliverables	Section 2.3
Indemnified Party	Section 9.1
Indemnifying Party	Section 9.1
Jointly Owned	Section 5.2
MTI Product Information	Section 2.1
Prior NDA	Section 7.3
Project Manager	Section 2.2
Samsung Product Information	Section 2.1
Term	Section 8.1
Visiting Personnel	Section 2.6

  DEVELOPMENT AND EVALUATION PROGRAM

    Sharing of Product Information. In connection with the activities of the Parties hereunder, (i) Samsung may, at its discretion, provide MTI with reasonable access to proposed specifications and target price information for Samsung's mobile phones and mobile phone-specific accessories for which Samsung would intend to implement fuel cell technologies (collectively, the "Samsung Product Information"), and provide to MTI updates to the Samsung Product Information as such become available during the Term and (ii) MTI may, at its discretion, provide Samsung with reasonable access to proposed specifications and target price information for MTI's micro-fuel cells for which MTI would intend to integrate into mobile phone and mobile phone-specific accessory offerings (collectively, the "MTI Product Information"), and provide to Samsung updates to the MTI Product Information as such become available during the Term.

    Management of Activities. Each Party shall designate in writing to the other Party an employee reasonably acceptable to the other Party to act as its project manager for and to oversee and coordinate the activities hereunder (each such employee, the "Project Manager"). The Project Managers shall act as the primary contact between the Parties with respect to the activities hereunder. The Project Managers and such other personnel of the Parties as the Project Managers may agree shall meet (in person or by phone) at least [**] during the Term to oversee and coordinate activities hereunder. At such meetings the Project Manager for each Party shall update the other Project Manager with respect to the status of its activities hereunder. For clarity, either Party may substitute its Project Manager upon written notice to the other Party.

    Prototype Development and Delivery. MTI agrees, at its own expense, to use diligent efforts to develop and deliver to Samsung (i) on or before October 31, 2006, two (2) Proof of Concept Prototypes and (ii) on or before April 30, 2007, two (2) Industrial Design Prototypes. Without limiting the other provisions of this Agreement including Section 5.1, after delivery to Samsung, MTI agrees that all Proof of Concept Prototypes and Industrial Design Prototypes delivered to Samsung (collectively, the "Deliverables") shall remain in Samsung's control during the Term of this Agreement .

    Acceptance Testing. Within thirty (30) days of receipt of the applicable DMFC Prototypes hereunder, Samsung shall perform acceptance testing to confirm that such DMFC Prototypes meet the applicable Specifications. If such testing indicates that any DMFC Prototype delivered hereunder fail to conform with the applicable Specifications, Samsung may reject such DMFC Prototypes, which rejection shall be accomplished by giving written notice to MTI specifying the manner in which such DMFC Prototype fails to meet the applicable Specifications and returning the nonconforming DMFC Prototype(s) in accordance with MTI's reasonable instructions at MTI's expense. If the Parties agree or it is shown that any DMFC Prototype fails to meet the applicable Specifications, MTI shall use diligent efforts to replace such DMFC Prototypes as soon as practicable with DMFC Prototypes that meet the applicable Specifications. Notwithstanding the foregoing, upon [**], Samsung may in its sole discretion terminate this Agreement and except as otherwise expressly provided herein Samsung will have no further obligations to MTI.

    Evaluation Studies/Restrictions On Use of Prototypes. Subject to the terms and conditions of this Agreement including this Section 2.5, Samsung shall (i) use the DMFC Prototypes delivered to it hereunder solely for purposes of performance of the Evaluation Studies and not for any other purpose; (ii) use diligent efforts to complete such Evaluation Studies within [**] of receipt of the applicable DMFC Prototypes meeting the appropriate Specifications and (iii) use all reasonable care in performing such Evaluation Studies as further described in Exhibit B (including all handling, testing, use and storage in connection therewith). Notwithstanding anything herein to the contrary:

      Samsung shall retain control over the DMFC Prototypes at all times, and, in no event, shall Samsung disclose in whole or in part, transfer or deliver any DMFC Prototypes to: (1) any Third Party; (2) any division or Affiliate of Samsung; [**];

      Upon expiration or termination of this Agreement, Samsung shall promptly return such DMFC Prototypes [**];

      Under no circumstances shall Samsung undertake any efforts (including but not limited to x-ray, magnetic resonance imaging, infrared, chemical analysis or any similar analyses) to ascertain the composition or design of any DMFC Prototype (or any component or other aspect thereof) or otherwise reverse engineer or disassemble (in whole or in part) any DMFC Prototype; and

      Samsung shall use diligent efforts to restrict access to the DMFC Prototypes to those Samsung employees who need such access for purposes of performing the Evaluation Studies and provided that such Samsung employees (i) have acknowledged the proprietary nature of the DMFC Prototypes and the restrictions on use thereof set forth in this Section 2.5 and (ii) are not involved in any research or development (whether solely internally or in collaboration with Third Parties) of any fuel cell [**].

    [**]. Further, MTI shall have the right to visit Samsung's facilities where the DMFC Prototypes are being stored and the Evaluation Studies being conducted to verify Samsung's compliance with this Section 2.5.

    Visiting Personnel. It is understood that in the course of the activities hereunder there may be occasions where one Party's personnel ("Visiting Personnel") may visit the other Party's facilities on a temporary basis. Such Visiting Personnel shall agree to be bound by all reasonable orders, rules and regulations pertaining to the hosting Party's facilities while at such facilities, including reasonable confidentiality obligations.

    Reports. Within the [**] after Samsung's completion of the Evaluation Studies with respect to each the Proof of Concept Prototypes and the Industrial Design Prototypes, Samsung shall provide to MTI a written report that summarizes the results of such Evaluation Studies and any data therefrom.

    Records. Each Party shall maintain records of work performed hereunder in sufficient detail and in good scientific manner as will properly reflect work done and results achieved with respect to the development and testing of the DMFC Prototypes. Upon request from the other Party from time to time, a Party shall provide such other Party with reasonable access to such records and data generated by such Party in connection with such activities at reasonable times and in a reasonable manner.

    Non-Solicitation. During [**] , neither Party shall, either directly or indirectly, solicit or hire any employee of the other Party performing activities hereunder, to terminate his or her employment with such other Party and become employed by such Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will. Nothing herein shall be construed to prohibit either Party from hiring any employees that: (i) first make contact with such Party on their own initiative regarding employment; (ii) are identified to such Party as a result of a non-directed Third-Party executive search; or (iii) respond to advertisements for employment that are aimed at the public at large in any website, newspaper, trade magazine, or other periodical or media in general circulation.

    Waiver of Warranties. MTI SUPPLIES THE DMFC PROTOTYPES AND EACH PARTY SUPPLIES ALL INFORMATION HEREUNDER WITHOUT ANY WARRANTY, REPRESENTATION OR UNDERTAKING WHATSOEVER, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY RESPECTING THE EFFICIENCY, PERFORMANCE, WORKMANSHIP, CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NONINFRINGEMENT.

    Development and Commercialization Agreement. At any time prior to the termination or expiration of the Term, Samsung shall have the right to request a follow-on development and commercialization agreement that MTI and Samsung will negotiate in good faith. This follow-on development and commercialization agreement may expand or modify the Field or add new fields such that MTI could become the supplier of fuel cells for a broad array of consumer products in the future, subject to each Party's obligations to Third Parties. Accordingly, if requested by Samsung prior to the termination or expiration of the Term, the Parties shall exclusively work to negotiate, complete and sign such a development and commercialization agreement on mutually agreeable terms and conditions on or before forty-five (45) days following the Term of this Agreement; provided that neither Party shall have any liability whatsoever for any failure to complete and sign such agreement.

  EXCLUSIVITY

    By MTI. During the Term, MTI and its Affiliates shall not (i) conduct, participate in or sponsor, directly or indirectly, any activity directed to the Field with any Third Party or (ii) appoint, license or otherwise authorize any Third Party to conduct activities directed to the Field, whether pursuant to such license, appointment, or authorization or otherwise. For avoidance of any doubt, during the Term of this Agreement, MTI and its Affiliate shall not develop or supply the Proof of Concept Prototypes and/or the Industrial Design Prototypes to any Person other than Samsung for application within the Field. [**]

    By Samsung. During the Term, Samsung and its Affiliates shall not (i) conduct, participate in or sponsor, directly or indirectly, any activity directed to the Field with any Third Party or (ii) appoint, license or otherwise authorize any Third Party to conduct activities directed to the Field, whether pursuant to such license, appointment, or authorization or otherwise.

  PAYMENT

    General. In consideration of MTI's supply of the DMFC Prototypes and its other obligations hereunder, Samsung shall pay to MTI the amount of One Million Dollars (U.S. $1,000,000.00) as follows:

      Seven Hundred Fifty Thousand Dollars (U.S. $750,000.00) within five (5) business days of the Effective Date;
      One Hundred Twenty-Five Thousand Dollars (U.S. $125,000.00) within fifteen (15) days of Samsung's receipt of the two (2) Proof of Concept Prototypes; and
      One Hundred Twenty-Five Thousand Dollars (U.S. $125,000.00) within fifteen (15) days of Samsung's receipt of the two (2) Industrial Design Prototypes.

    Payment Method. All amounts shall be paid in U.S. dollars by wire transfer in immediately available funds to a U.S. account designated by MTI, or by other mutually acceptable means. Without limiting the remedies that may be available hereunder, any payments due under this Agreement which are not paid by the date such payments are due shall bear interest in the lesser amount of (i) the U.S. prime rate per annum quoted in the "Money Rates" column of The Wall Street Journal (U.S., Eastern Edition) on the date such payment is due plus two percent (2%), or (ii) the highest rate allowed by applicable law, calculated on the number of days such payment is delinquent. If [**] by the [**] to [**], then [**] may [**] and shall [**], provided that [**] shall [**] to [**] necessary to [**] is [**] to [**] of such [**] by [**] the [**] will [**] if [**] or [**] of[**] by [**].

  OWNERSHIP

    Ownership of DMFC Prototypes. MTI shall retain all right, title and interest in and to the DMFC Prototypes transferred hereunder. Nothing herein shall be construed as a grant by MTI to Samsung of any license or other interest in or to the DMFC Prototypes or any MTI intellectual property related thereto, or to obligate either Party to enter into any further agreement with the other party relating to the DMFC Prototypes or otherwise.

    Ownership of Program Technology. Independent of any inventorship, ownership of Program Technology shall be as follows:

      Samsung shall own all Program Technology consisting of subject matter directed toward any mobile phone or mobile phone-specific accessory (but which is not directed to any fuel cell);

      MTI shall own all Program Technology consisting of subject matter directed toward any fuel cell (including, without limitation, fuel cell electronics or power management, fuel cell system software controls, fuel, thermal management solutions or subject matter related to the balance of the plant of the fuel cell system) or fuel cell refill system or connection; and

      With respect to all Program Technology consisting of the interface between any mobile phone or mobile phone-specific accessory and any fuel cell, the Parties agree that: (i) all right, title and interest to any invention or technology that is first conceived or reduced to practice solely by one Party, without contribution from the other Party, shall be owned solely by such Party; and (ii) all right, title and interest to any invention or technology that is developed by both Parties jointly, shall be Jointly Owned by the Parties. "Jointly Owned" means, absent a definitive agreement to the contrary, each Party is free to exploit and enforce the Program Technology and authorize others to do so, with no obligation to account to the other Party, for profits or otherwise, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting.

  Accordingly, all assignments necessary to accomplish ownership of Program Technology as set forth in this Section 5.2 are hereby made, and shall be made, and each Party shall execute such further documents as may be reasonably necessary or appropriate, and provide reasonable assistance and cooperation, to implement the provisions of this Section 5.2.

  REPRESENTATIONS AND WARRANTIES

    General. Each Party represents and warrants to the other Party that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or registered; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary company action on the part of such Party; and (iii) the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound.

    Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

  CONFIDENTIALITY

    Confidential Information. Each Party may, from time to time, in connection with this Agreement, disclose to the other Party Confidential Information related to the activities hereunder. "Confidential Information" means any information disclosed by a Party to the other Party hereunder, (i) in writing or (ii) orally or by inspection or demonstration and is identified as confidential at the time of such disclosure and summarized in writing within [**] thereafter, and in each case the writing or summary is marked by the disclosing Party with the legend "CONFIDENTIAL" or other similar legend sufficient to identify such information as proprietary information of the disclosing Party. The recipient Party shall (A) not use Confidential Information of the disclosing Party except solely for purposes of its performance of the activities under this Agreement in accordance with the terms and conditions hereof, and (B) use diligent efforts to prevent the disclosure of the disclosing Party's Confidential Information to Third Parties [**], except as otherwise expressly agreed by the disclosing Party. Samsung further agrees that it will not disclose MTI's Confidential Information to any Person involved in the design of fuel cells [**]. For clarity and without limiting the foregoing, the information set forth in Exhibit A, DMFC Prototype Specifications, all DMFC Prototypes, and any results or data from the Evaluation Studies shall be deemed the Confidential Information of MTI whether or not marked "CONFIDENTIAL". Notwithstanding the foregoing, the recipient Party's obligations under this Section 7.1 shall not apply to any information that:

      is in the recipient Party's possession at the time of disclosure thereof as demonstrated by documentary evidence;

      is or later becomes part of the public domain through no fault of the recipient Party;

      is received from a Third Party having no obligations of confidentiality to the disclosing Party; or

      is developed independently by the recipient Party without access to or use of the disclosing Party's Confidential Information as evidenced by written documents prepared contemporaneously with such development.

    Permitted Disclosure. Notwithstanding the provisions of Section 7.1, the recipient Party may disclose the disclosing Party's Confidential Information: (i) as required by any court or other governmental body or as otherwise required by law or regulation to be disclosed, provided, however, that the recipient Party shall provide written notice to the disclosing Party promptly to enable the disclosing Party to seek a protective order or otherwise prevent disclosure of such Confidential Information; (ii) to advisors (including financial advisors, attorneys and accountants) on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (iii) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (iv) as advisable or required in connection with any government or regulatory filings, including filings with the United States Security and Exchange Commission.

    Prior Agreement. This Agreement supersedes that certain Mutual Non-Disclosure Agreement, dated September 13, 2004 between the Parties (the "Prior NDA") with respect to information disclosed thereunder relating to the subject matter of this Agreement. Accordingly, all information exchanged between the Parties, whether directly or indirectly, under the Prior NDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this ARTICLE 7. For clarity, the Prior NDA shall remain in effect with respect to all information disclosed thereunder not relating to the subject matter of this Agreement.

    Press Releases. Samsung and MTI, may each at their own discretion, issue a press release announcing the execution of this Agreement and describing the relationship of the Parties hereunder. Except as applicable Law otherwise requires neither Party shall issue any further press release regarding this Agreement without the other Party's consent, not to be unreasonably withheld.

  TERM AND TERMINATION

    Term. Unless terminated earlier pursuant to this ARTICLE 8, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until the two (2) Industrial Design Prototypes are accepted by Samsung hereunder, but no later than July 31, 2007 (the "Term"). The Term may be extended upon mutual agreement by the Parties; provided that neither Party shall be obligated to approve any such extension and shall have no liability whatsoever by reason of any failure to agree on any such extension.

    Termination for Breach. In the event that a Party materially breaches this Agreement, the other Party may terminate this Agreement upon thirty (30) days prior written notice referencing this Section 8.2 and specifying the breach, provided that the breaching Party fails to cure such breach within such [**] period. This Agreement shall terminate immediately and without any prior written notice, if MTI or Samsung (i) becomes (A) subject to a dissolution, (B) insolvent or (C) bankrupt, or (ii) enters into or becomes the subject of a similar proceeding.

    Survival. Articles [**] shall survive the expiration and any termination of this Agreement. Upon the expiration or termination of this Agreement, (i) MTI shall return to Samsung any and all Confidential Information of Samsung in its control, provided that MTI shall have the right to retain one (1) archival copy of written Confidential Information of Samsung solely for use by MTI and its legal advisors in connection with review of its obligations under ARTICLE 7 and (ii) Samsung shall return to MTI any and all Confidential Information of MTI in its control, provided that Samsung shall have the right to retain one (1) archival copy of written Confidential Information of MTI solely for use by Samsung and its legal advisors in connection with review of its obligations under ARTICLE 7. Except as otherwise provided in this ARTICLE 8, all rights and obligations of the Parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

  INDEMNIFICATION

    Indemnification. The Indemnifying Party shall indemnify, hold harmless, and at the Indemnified Party's request, defend the Indemnified Party and the Indemnified Party's directors, officers, employees, agents and independent contractors from and against any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or resulting from any Third Party claim that any Deliverable infringes patent, copyright, trade secret right or other intellectual property right. If the Indemnifying Party receives notice of an alleged patent, copyright, trade secret or other intellectual property right infringement or if the Indemnified Party's use of the Deliverables shall be prevented by permanent injunction for reasons of patent, copyright or trade secret infringement, the Indemnifying Party may, at its sole option and expense, procure for the Indemnified Party the right to continued use of the Deliverables as provided hereunder, or modify the allegedly infringing item such that it is no longer infringing, or replace the allegedly infringing item. If neither of the foregoing options is commercially feasible, the Parties will terminate this Agreement and the Indemnifying Party will refund any fees paid by the Indemnified Party to the Indemnifying Party under this Agreement. Notwithstanding the foregoing provisions of this Section 9.1, the Indemnifying Party shall have no obligation with respect to any Third Party claim arising from a breach of this Agreement by the Indemnified Party or any of its directors, officers, employees, agents and independent contractors. Each Party (the "Indemnifying Party") shall indemnify, defend and hold the other Party (the "Indemnified Party") harmless from and against any and all liabilities, claims, damages, costs, expenses or money judgments incurred by or rendered against the Indemnified Party in the defense or settlement of a third party lawsuit or in a satisfaction of a third party judgment, arising out of any injuries to person and/or damage to property resulting from gross negligence or intentional misconduct of the Indemnifying Party performed in carrying out the activities hereunder.

    Control of Defense. The Indemnified Party shall give notice to the Indemnifying Party of any claims for which indemnification is desired, promptly after learning of such claim, and the Indemnifying Party shall assume the defense of such claims with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall cooperate with and provide full information to the Indemnifying Party with respect to the assumption of such defense. If such defense is assumed by the Indemnifying Party with counsel so selected, the Indemnifying Party shall not be subject to any liability for any settlement of such claims made by the Indemnified Party without its consent (but such consent will not be unreasonably withheld or delayed), and shall not be obligated to pay the fees and expenses of any separate counsel retained by the Indemnified Party with respect to such claims. The Indemnifying Party shall not settle any claim under this Section 9.2 without the approval of the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed.

  MISCELLANEOUS

    Governing Law; Venue. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of New York, without regard to conflicts-of-laws principles. Any and all disputes between the parties in connection with or arising out of this Agreement, which the Parties are unable to resolve between themselves, shall be finally settled by binding arbitration. The arbitration shall be held in San Jose, California, under the then-current arbitration rules of the International Chamber of Commerce by a single arbitrator appointed in accordance with the said rules. The arbitration award rendered by the arbitrator shall be final and binding upon both Parties. The arbitration shall be held and all evidence provided in the English language.

    Independent Contractors. The relationship of Samsung and MTI established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Samsung and MTI. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

    Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other, except that either Party may assign its rights and obligations under this Agreement to a third party that succeeds to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement.

    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

    Force Majeure. Except for the payment of moneys, in the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

    Notices. Any notice or other communication required by this Agreement shall be made in writing and given by (i) prepaid, first class, certified mail, return receipt requested, (ii) facsimile (receipt confirmed), or (iii) overnight courier, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other Party in writing in accordance with this Section 10.6:

    If to Samsung: Samsung Electronics Co., Ltd.

    [TBC]

    Attn:
    Phone:
    Facsimile:

    If to MTI: MTI MicroFuel Cells Inc.

    431 New Karner Road

    Albany, New York 12205

    USA

    Attn: Juan Becerra
    Phone: +518-533-2239
    Facsimile: +518-533-2223

    With a copy to: Wilson Sonsini Goodrich & Rosati

    650 Page Mill Road

    Palo Alto, California 94304-1050
    USA

    Attn: Ian Edvalson
    Phone: +650-493-9300
    Facsimile: +650-493-6811

    Compliance with Law. Each of the Parties shall comply with all applicable Law in connection with its activities pursuant to this Agreement.

    Nonexclusive Remedies/Equitable Relief. It is understood that the remedies provided in this Agreement are intended to be non-exclusive for a breach hereof and a Party's exercise of such remedy shall not prevent it from seeking additional applicable remedies for such breach. The Parties acknowledge and agree that any violation or threatened violation of the provisions of Section 2.5 or ARTICLE 7 will cause irreparable injury to the harmed Party, entitling such Party to seek obtain injunctive or other equitable relief without the obligation to post bond in addition to all legal remedies.

    Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both Parties. The failure of a Party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.

    Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

    Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

    Entire Agreement. The Parties hereto acknowledge that this Agreement together with Exhibits hereto sets forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto, including the Prior NDA. In the event of a conflict between the terms of the body of this Agreement and any of the Exhibits, the terms of the both of this Agreement shall control.

    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

    Language. The English language version of this Agreement shall control. All correspondence, reports and other notices provided pursuant this Agreement shall be in the English language.

[The remainder of this page left intentionally blank; signature page to follow.]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

Samsung Electronics Co., Ltd. MTI MicroFuel Cells Inc.

By: /s/ Youngwoo Lee By: /s/ Juan J. Becerra

Name: Youngwoo Lee Name: Juan J. Becerra

Title: Vice President, Technology O/S Center Title: Vice President, Market and Business Development

EXHIBIT A

DMFC Prototype Specifications

Proof of Concept Prototype Specifications:

    Quantity: 2

    Scheduled Delivery Date: October 31, 2006

    [**]

Industrial Design Prototype Specifications:

    Quantity: 2

    Scheduled Delivery Date: April 30, 2007

    [**]

EXHIBIT B

Evaluation Studies

[To be agreed and completed by the Parties]